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                                                                     EXHIBIT 2.2

                              FIRST AMENDMENT TO
                        AGREEMENT FOR PURCHASE AND SALE

     This First Amendment to Agreement for Purchase and Sale (this "Amendment") is made and entered into this 30th day of June, 1997, by and between Great River Oil & Gas Corporation, a Delaware corporation ("Seller") and PetroCorp Incorporated, a Texas corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

                             W I T N E S S E T H:

     WHEREAS, Buyer and Seller have entered into that certain Agreement for Purchase and Sale dated June 4, 1997 (the "Purchase Agreement"); and

     WHEREAS, the Parties desire to make certain changes to and clarifications of the Purchase Agreement;

     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Amendment, Seller and Buyer hereby agree as follows:

     1. Section 1.02(a) of the Purchase Agreement is hereby amended by replacing it in its entirety with the following:

          The undivided percentage (as shown in Exhibit A-1) of the oil, gas and mineral leases, and the leasehold estates created thereby, and any other real property interests described in Exhibit A-1 (such interests in such leases, estates and property being collectively referred to as the "Riceville Properties");

     2. Section 1.02(b) of the Purchase Agreement is hereby amended by replacing it in its entirety with the following:

          The undivided percentage (as shown in Exhibit A-2) of the oil, gas and mineral leases, and the leasehold estates created thereby, and any other real property interests described in Exhibit A-2 (such interests in such leases, estates and property being collectively referred to as the "Non-Riceville Properties"), (the Riceville Properties and Non-Riceville Properties are hereafter referred to collectively as the "Properties" or individually as a "Property");

     3. Sections 10.01, 11.01(c) and 11.01(d) of the Purchase Agreement are hereby amended by replacing the reference to "June 30, 1997" to "July 1, 1997."

     4. Section 10.01 of the Purchase Agreement is hereby amended by replacing the words "at the offices of Seller, Suite 1520 CNG Tower, 1450 Poydras Street, New Orleans, Louisiana 70112-6003" with the words "at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002-2778."

     5. Exhibit A-1 of the Purchase Agreement is hereby amended by replacing it in its entirety with Exhibit A-1 to this Amendment.
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     6.   Exhibit A-2 of the Purchase Agreement is hereby amended by replacing it in its entirety with Exhibit A-2 to this Amendment.

     7. Exhibit C of the Purchase Agreement is hereby amended by replacing it in its entirety with Exhibit C to this Amendment.

     8. Except as modified hereby, the Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date hereof.


                              SELLER:

                              GREAT RIVER OIL & GAS CORPORATION

                              By:
                              Name:
                              Title:

                              BUYER:


                              PETROCORP INCORPORATED


                              By:
                              Name:
                              Title:

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